EXHIBIT 10.1

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[**] = This mark indicates portions of the text which have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of such omitted text in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.



                     AMENDED AND RESTATED LICENSE AGREEMENT


                         Effective as of March 24, 2006


                                      Among


                 THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL


                                AUBURN UNIVERSITY


                                 DUKE UNIVERSITY


               GEORGIA STATE UNIVERSITY RESEARCH FOUNDATION, INC.


                                       and


                          IMMTECH PHARMACEUTICALS, INC.


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                     AMENDED AND RESTATED LICENSE AGREEMENT

      THIS AMENDED AND RESTATED LICENSE AGREEMENT is made effective as of March 24, 2006 (the "Effective Date"), among THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL (hereinafter referred to as "UNC"), AUBURN UNIVERSITY, DUKE UNIVERSITY, GEORGIA STATE UNIVERSITY RESEARCH FOUNDATION, INC. (hereinafter all of the foregoing entities, including UNC, shall be collectively referred to as the "Licensors"), and IMMTECH PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Licensee").

                               W I T N E S S E T H

      WHEREAS, as anticipated by that certain Formation of Research Collaboration Letter Agreement effective January 15, 1997, as amended by (a) that certain Amendment to Letter Agreement effective as of October 15, 1997, (b) that certain Second Amendment to Letter Agreement effective as of January 15, 1998, and executed in May, 1998 (the "Second Amendment"), (c) that certain Third Amendment to Letter Agreement effective as of October 1, 1998, and executed in January, 1999 (the "Third Amendment"), (d) that certain Fourth Amendment to Letter Agreement effective as of October 1, 1998, and executed in March, 1999,
(e) that certain Addendum to Fourth Amendment to Letter Agreement executed in April, 1999, and (f) that certain Second Addendum to Fourth Amendment to Letter Agreement executed in April, 1999 (collectively with all such amendments and addenda, the "1997 Letter Agreement"), between UNC on behalf of the Licensors, Licensee and Pharm-Eco Laboratories, Inc. ("Pharm-Eco"), Licensee completed its initial public offering (the "IPO"), which became effective on or about April 28, 1999.

      WHEREAS, it was anticipated in the 1997 Letter Agreement that upon completion of its IPO, Licensee and the Licensors would enter into an agreement with respect to the licensing of the Future Compounds (as defined below).

      WHEREAS, such license agreement was entered into by and among the parties hereto as of January 28, 2002 (the "Original License Agreement").

      WHEREAS, the parties hereto wish to amend and restate the Original License Agreement as provided herein;

      WHEREAS, the parties hereto acknowledge that the goals, principles and objectives of the Foundation Program (as defined below) are both scientific and charitable as follows: (i) to accomplish the scientific and programmatic goals as set forth in the grant proposals submitted by UNC to the [**] under which significant funding has been provided for the development of the Foundation Product; and (ii) to ensure that innovations and rights related to the Foundation Product are managed and commercialized, and public health solutions are optimized, in a manner


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** Confidential Treatment Requested.


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that enables subsequent accessibility (with respect to cost, quantity and applicability) of the Foundation Product to the people most in need in the developing countries of the world (collectively the "Grant Objectives").

      NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1.    Definitions

      1.1 "Affiliate" means, with respect to any particular Person, any other Person which controls, is controlled by, or is under common control with such particular Person. A Person shall be regarded as in control of another Person if the first Person owns or controls, directly or indirectly, at least fifty percent (50%) of the voting stock (or other voting equity) of the second Person. In the case of a Non-Profit Entity, control will be deemed to exist if any Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Non-Profit Entity.

      1.2 "Clinical Research Subcontract" means that certain subcontract by and between Licensee and UNC dated March 29, 2001, as amended from time to time.

      1.3 "Current Compounds" means all technology and compounds owned by one or more of the Licensors and either licensed or optioned to Pharm-Eco as of the date of the 1997 Letter Agreement or set forth on Exhibit A to the 1997 Letter Agreement.

      1.4 "Developing Country" means any country (i) which has a Per Capita GDP less than the Per Capita GDP Threshold and (ii) for which the World Health Organization (the "WHO") has determined the presence of Human African Trypanosomiasis.

      1.5 "Force Majeure" means prevention or delay in the performance of a party's obligations under this Agreement if such prevention or delay is by any cause beyond such party's control, including, but not limited to, acts of God, fire, explosion, disease, weather, war, insurrection, civil strife, riots, government action, or power failure. Performance shall be excused only to the extent of and during the reasonable continuance of such disability.

      1.6 "Foundation" means the non-profit foundation or any successor non-profit foundation funding the Foundation Program.

      1.7 "Foundation Product" means the Licensed Product derived from the compound DB289 for the treatment of Trypanosomiasis within Developing Countries and which are developed under the Foundation Program.

      1.8 "Foundation Program" means research and development programs funded by grants from the Foundation received by UNC under terms of the Grant Agreements.

      1.9 "Future Compounds" means all technology and compounds developed or invented by one or more of the Licensors which either (a) was developed or invented subsequent to January 15, 1997, (i) through use of Licensee-sponsored research funding, (ii) through use of


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Governmental Funding made available to any of the Licensors, (iii) through use of funds expended by Licensee or obtained through Licensee's efforts or assistance, including, without limitation, all of the funds provided (and to be provided) in connection with the Foundation Program or by any other organization which Licensee introduces to any of the Licensors and which funds a research program, (iv) through the Foundation Program, (v) for which Licensee funded any third party research or testing previously approved by any of the Licensors,
(vi) for which Licensee has funded, or agreed or committed to fund, any patent applications or the maintenance of any patents or patent applications, or (vii) by Dr. Richard Tidwell's or Dr. David Boykin's laboratories at UNC and Georgia State University, respectively, and are dications or related molecules and were not or are not developed through the use of any funding from any governmental agency or authority, other than Governmental Funding, and for which the Licensors have the right to include in this Agreement, or (b) was developed or invented on or prior to January 15, 1997, through use of National Cooperative Drug Development Grants or funding and which were not, as of such date, licensed to Pharm-Eco pursuant to that certain License Agreement dated August 25, 1993, between UNC and Pharm-Eco, or which are otherwise not Current Compounds.

      1.10 "Global Access Plan" means the Global Access Plan, attached to the Clinical Research Subcontract as Exhibit C, associated with the Foundation Product being developed pursuant to the Foundation Program, which the parties hereto agree serves as the strategy to be used by them to achieve the Grant Objectives.

      1.11 "Governmental Funding" means (a) that certain National Cooperative Drug Development Grant awarded to the Licensors and Pharm-Eco during the period from 1993 to 1997, and (b) any Small Business Innovation Research grant or Small Business Technology Transfer ("STTR") grant which was or is applied for jointly by Licensee and any one or more of the Licensors.

      1.12 "Grant Agreements" means the agreements entered into by and between UNC and the Foundation as a result of the Foundation grant awarded to UNC, dated November 8, 2000 and ________, 2006 (as the same may from time to time be supplemented and amended by UNC and the Foundation).

      1.13 "Grant Objectives" has the meaning set forth in the Recitals hereto.

      1.14 "License" has the meaning set forth in Section 2.2 hereto.

      1.15 "Licensed Field" means, and is limited to, the practice of the Future Compounds (and the Current Compounds, if covered under this Agreement pursuant to Section 26.1) for all fields of use.

      1.16 "Licensed Products" means any method, procedure, product, or component part thereof whose manufacture, use or sale includes any use of University Technology or is covered by one or more valid and unexpired claims of the Patent Rights.

      1.17 "Licensed Territory" means the entire world.


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

      1.18 "Net Sales" means the total Net Sales Price of Licensed Products sold by Licensee and its Affiliates, after deducting actual allowances for returned or defective goods, less discounts. Licensed Products will be considered sold when billed out, when delivered, or when paid for before delivery, whichever first occurs. Net Sales shall not include sales for pre-clinical or clinical trial purposes.

      1.19 "Net Sales Price" means the actual sales receipts, less any charges for (a) sales taxes, tariffs, duties or other taxes separately stated on the invoice, and (b) shipping and insurance charges.

      1.20 "Non-Profit Entity" means any non-profit or charitable entity, agency or organization that is not an Affiliate of Licensee.

      1.21 "Patent Rights" means the rights of any Licensor in (a) any U.S. patents and/or patent applications which cover, or relate to, the Future Compounds, and/or their use or manufacture, and which are owned, exclusively licensed, or otherwise controlled by the Licensors, and which patents and/or patent applications were filed prior to or are filed during the term of this Agreement, (i) for which such Licensor has the right to grant a license hereunder, and (ii) for which the inventions claimed therein were made in the performance of research funded through the use of (A) Licensee-sponsored research funding under a sponsored research agreement, (B) Governmental Funding made available to any of the Licensors, or (C) funds expended by Licensee or obtained through Licensee's efforts or assistance, including, without limitation, all of the funds provided (and to be provided) in connection with the Foundation Program or by any other charitable or non-profit organization which funds a program in which both Licensee and any Licensor are participants, and (b) any continuations, continuations in part, divisionals, provisionals, continued prosecution applications, or reissues thereof, any PCT application corresponding to any of the foregoing, and any patents and patent applications (or their functional equivalents) in foreign countries corresponding to any of the foregoing, in each case subject to the statutory rights of the United States Government in inventions which were made in the performance of research which it funded. As of the Effective Date, the patents and patent applications included in the Patent Rights are set forth in Exhibit A attached hereto.

      1.22 "Per Capita GDP" means, for any particular country, the per capita gross domestic product of such country, as determined by the Statistics Division of the United Nations Secretariat and International Labour Office (or any successor thereto), for the most recent year for which such data is then available.

      1.23 "Per Capita GDP Threshold" means, for any particular country, the amount of $10,000; provided, however, that, for each year after 1998 for which both the per capita gross domestic product for such country and the annual inflation rate for such country (in each case as determined by the Statistics Division of the United Nations Secretariat and International Labour Office (or any successor thereto)) is then available, such threshold amount shall be increased by the annual inflation rate for such country for each such year after 1998, such that such threshold amount is compounded on an annual basis by the annual inflation rate for such country.

      1.24 "Person" means any natural person or any corporation, company, partnership, limited liability company, trust, estate, association, unincorporated association, governmental


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

authority, custodian, nominee, or any other individual entity or organization in its own or any representative capacity, or other entity.

      1.25 "University Technology" means any published or unpublished research and development information, know-how and technical data (but excluding any Patent Rights) which is in the possession of any of the Licensors or their respective employees on or after the Effective Date, or which is developed by any Licensor during the term of this Agreement, (a) for which any Licensor has the right to grant a license hereunder, (b) which is necessary for the practice, use or further development of the Future Compounds, and (c) which resulted, results, was developed, or is developed through the use of (i) Licensee-sponsored research funding under a sponsored research agreement, (ii) Governmental Funding made available to any of the Licensors, or (iii) funds expended by Licensee or obtained through Licensee's efforts or assistance, including, without limitation, all of the funds provided (and to be provided) in connection with the Foundation Program or by any other charitable or non-profit organization which funds a program in which both Licensee and any Licensor are participants.

2.    Grant of Licenses and Term

      2.1 The Licensors hereby grant to Licensee and to Licensee's Affiliates, to the extent of the Licensed Territory, a non-exclusive right and license to use University Technology in the Licensed Field and the non-exclusive right to make, use and sell Licensed Products incorporating (or manufactured using) such University Technology in the Licensed Field, subject to all the terms and conditions of this Agreement (the "Technology License"). Licensee may, subject to the prior written approval of UNC on behalf of the Licensors, which approval shall not be unreasonably withheld or delayed, grant sublicenses of the Technology License and its rights under this Section 2.1. Sublicensees of Licensee may not, unless permitted by the terms of the sublicense agreement, further sublicense the rights granted to it in such sublicense agreement without the approval of UNC (on behalf of the Licensors), which approval may not be unreasonably withheld or delayed.

      2.2 The Licensors hereby grant to Licensee and to Licensee's Affiliates, to the extent of the Licensed Territory so long as valid and unexpired Patent Rights exist in any Licensed Territory, the exclusive license under and to the Patent Rights and the exclusive right to make, use and sell Licensed Products incorporating (or manufactured using) such Patent Rights (and not including any University Technology) in the Licensed Field, upon the terms and conditions set forth in this Agreement (the "Patent License", and collectively with the Technology License, the "Licenses"). Licensee may, subject to the prior written approval of UNC on behalf of the Licensors, which approval shall not be unreasonably withheld or delayed, grant sublicenses of the Patent License and its rights under this Section 2.2. Sublicensees of Licensee may not, unless permitted by the terms of the sublicense agreement, further sublicense the rights granted to it in such sublicense agreement without the approval of UNC (on behalf of the Licensors), which approval may not be unreasonably withheld or delayed.

      2.3 Each of the Licenses granted herein is for a term beginning on the Effective Date and, unless terminated sooner as provided in this Agreement, ending upon the expiration of the last to expire patent included in the Patent Rights.


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

      2.4 Licensee shall not disclose any item of unpublished University Technology furnished by the Licensors to Licensee pursuant to Section 2.1 above to third parties during the five (5) year period commencing on the date that such item of unpublished University Technology is first furnished to Licensee, provided, however, that disclosure may be made of any such item of University Technology at any time: (a) with the prior written consent of UNC (on behalf of the Licensors), which shall not be unreasonably withheld or delayed, or (b) after such item shall have become public through no fault of Licensee, or (c) if such item was known by Licensee at the time of the disclosure, as shown by documents in existence at such time, or (d) to the Securities and Exchange Commission, the NASD, NASDAQ, the Food and Drug Administration, and any other U.S. or foreign governmental or regulatory agency or authority to which such disclosure is necessary or advisable, in which case, if such disclosure is advisable but not necessary, then Licensee shall (1) obtain the consent of UNC on behalf of the Licensors, which consent shall not be unreasonably withheld or delayed, and (2) to the extent practicable, request confidential treatment of such disclosed University Technology by the receiving agency or authority, or
(e) to any sublicensees who have agreed to terms no less restrictive than those in this Section, or (f) if required by law, a court of competent jurisdiction, or any governmental or regulatory agency or authority.

      2.5 The Licensors each represent and warrant to Licensee, as of the date they execute and deliver this Agreement, that (a) they have the authority, right, and power to grant to Licensee the Licenses (and the rights thereunder) under this Agreement, (b) to the best of their knowledge, after reasonable inquiry, there are no agreements, statutes, rules or regulations prohibiting, restricting, or modifying such grant or limiting the Patent Rights or University Technology covered by such Licenses, and (c) to the best of their knowledge, after reasonable inquiry, they have not granted, sold or otherwise transferred to any Person any licenses or other rights to any of the Patent Rights or University Technology or Future Compounds which might reasonably be expected to conflict with or limit the rights and Licenses granted to Licensee under this Agreement. Notwithstanding the foregoing, any and all Licenses granted hereunder are subject to the statutory rights of the United States Government which arise out of its sponsorship of the research which led to the discovery or development of Future Compounds licensed herein. Notwithstanding anything else contained in this Agreement, each of the Licensors shall, during the term of this Agreement, use its best efforts not to sell, grant, license, sublicense, or otherwise transfer to any third party any rights to any Future Compounds or Patent Rights (or to any University Technology on an exclusive basis) (or to anything that would be a Future Compound, Patent Right or item of University Technology but for such sale, grant, license, sublicense, or other transfer) and the other provisions of this Agreement. If any Licensor becomes aware that it has entered into any transaction described in the preceding sentence, then it shall promptly notify Licensee of such transaction and state the other party to and the principal terms of such transaction, and it shall take all reasonable efforts to negotiate an agreement with such third party to reduce as much as practicable the impairment, limitation or conflict with the rights granted to Licensee (or which would have been granted to Licensee but for such transaction) under this Agreement which such transaction has created. Licensee shall, shortly after the execution and delivery of this Agreement, prepare a "plain English" summary of each Licensor's obligations under this Agreement and provide each Licensor with a copy of such summary. Each Licensor shall, within fifteen (15) days of its receipt of such summary, distribute such summary to its scientists, professors, appropriate students, employees, and other relevant persons, in an effort to prevent any actions by any of such persons which might impair any of Licensee's rights under


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this Agreement, as well as a copy to Licensee. The final decision regarding the content of each summary shall be decided solely by the Licensor receiving the summary.

      2.6 Any sublicenses granted pursuant to this Article 2 shall be in accordance with the terms and conditions of this Agreement. Licensee shall provide UNC (on behalf of the Licensors) with a copy of all sublicense agreements within thirty (30) days of the full execution and delivery by the sublicensee of such sublicense agreement to Licensee. Licensee shall use commercially reasonable efforts (which efforts may include bringing suit against a sublicensee if economically justifiable) to enforce its rights under each sublicense agreement. Upon the termination or expiration of this Agreement, Licensee shall assign to the Licensors each sublicense agreement, as contemplated by Section 5.4.

      2.7 UNC shall provide to Licensee, as of June 30 and December 31 of each year, within thirty (30) days of such dates, a revised Exhibit A to this Agreement which shall have added to it all new Patent Rights to any Future Compounds which were developed or obtained during each such six (6) month period. If Licensee believes that any information on such revised Exhibit A is incorrect, then Licensee and UNC (on behalf of the Licensors) shall cooperate in good faith to address such belief to the reasonable satisfaction of the parties. Each revised Exhibit A shall be accompanied by a statement of an authorized signatory of each Licensor who has obtained any of such new Patent Rights that, to the best of their knowledge, after reasonable inquiry, they have not granted, sold or otherwise transferred to any Person any licenses or other rights to any of the new Patent Rights, or to any University Technology related thereto, which might reasonably be expected to conflict with or limit the rights and Licenses granted to Licensee (or which would have been granted to Licensee but for such grant, sale, or other transfer) under this Agreement.

      2.8 The Licenses granted to Licensee in this Agreement shall not be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or intellectual property owned solely or jointly by one or more Licensors which are not included in or part of the Patent Rights or University Technology.

      2.9 The Licensee acknowledges that the Licenses with respect to the Foundation Product(s) granted to Licensee in this Agreement are made partly in reliance upon Licensee's exercising the rights pertaining to such Licenses in a manner that is consistent with and in furtherance of the Grant Objectives and the Global Access Plan.

3.    License Fee and Royalties

      3.1 Licensee will pay to UNC on behalf of the Licensors a license fee in the form of reimbursement of the costs (including attorney's fees) arising out of the patenting of the Future Compounds pursuant to and in accordance with
Article 9 of this Agreement. The reimbursement of patenting costs shall be non-refundable and shall not be a credit against any other amounts due hereunder. Reimbursement of patenting costs shall be due upon monthly billings from UNC containing invoices of such patenting costs with reasonable supporting documentation.

      3.2 (a) (i) Subject to clauses (ii) through (iv) of this Section 3.2(a), beginning on the Effective Date and continuing for the term of this Agreement, Licensee will pay the


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Licensors, collectively as a group, and payable through UNC, an aggregate running royalty (the "Royalty") of [ ** ] of the aggregate worldwide Net Sales of any and all Licensed Products for each fiscal year of Licensee and its Affiliates.

            (ii) Subject to clauses (iii) and (iv) of this Section 3.2(a) and subject to Section 3.2(b), beginning on the Effective Date and continuing for the term of this Agreement, Licensee will pay the Licensors, collectively as a group, and payable through UNC, a Royalty of [ ** ] of the aggregate worldwide Net Sales of any and all Licensed Products to Non-Profit Entities for each fiscal year of Licensee and its Affiliates.

            (iii) [ ** ] on Net Sales of Foundation Products.

            (iv) Notwithstanding anything else contained in this Agreement, [ ** ] under either Section 3.2(a) or Section 3.2(b) (and [ ** ] shall be payable under Section 3.6 in the case of sublicense arrangements) for sales of any Licensed Product or of any Future Duke Licensed Product, as defined below, if [ ** ] on (A) the structure (or "composition of matter") of the active ingredient, (B) the manufacturing process for the active ingredient, or (C) the use for which such active ingredient is being used. For any particular country, if [ ** ] (covering the structure (or "composition of matter"), the manufacture, or the use for which it is being used) for the active ingredient of any Licensed Product or of any Future Duke Licensed Product exists in such country, or if [ ** ] in such particular country, then [ ** ] shall be payable under either Section 3.2(a) or Section 3.2(b) (and [ ** ] shall be payable under Section 3.6 in the case of sublicense arrangements) for sales in or to such country of any Licensed Product or of any Future Duke Licensed Product incorporating, using or based on such active ingredient.

            (b) With respect to any Future Compounds invented by Duke University subsequent to the date of this Agreement (the "Future Duke Licensed Products"), and solely to the extent required by applicable federal laws and regulations, Licensee and UNC (or Duke University), understanding that certain tax ramifications exist in regard to royalty rates, agree to negotiate in good faith all Royalty rates for sales (such rates to be negotiated for both sales to Non-Profit Entities and for sales to other customers) of all Future Duke Licensed Products on an annual basis (as of the end of Licensee's fiscal year) for all of the Future Duke Licensed Products which are to be based on Future Compounds invented by Duke University which have become, during such twelve (12) month period, subject to the Licenses granted to Licensee under this Agreement for Future Compounds, but, in any event, such Royalty rates will be fairly representative of royalty rates in the same industry for comparable technology negotiated at arms' length. Licensee understands and acknowledges that, if such Royalty is negotiated by UNC, then any such Royalty rate shall be subject to Duke University's approval, which shall not be unreasonably withheld or delayed. In the event that Licensee and UNC (or Duke University) fail to reach mutually acceptable terms within ninety (90) days after commencement of negotiations with respect to the Royalty rates to be paid to UNC on behalf of Duke University for any such Future Duke Licensed Product (the "Negotiation Period"), then, unless Duke University submits the matter to arbitration in accordance with Section
28.1 of this Agreement,


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** Confidential Treatment Requested.


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


the Royalty for such Future Duke Licensed Products shall be the same as the Royalty on Licensed Products which are not Future Duke Licensed Products.

            (c) If a third party markets or sells any product in a market in which Licensee or any of Licensee's Affiliates markets or sells a Licensed Product, and (i) such third party product is generically equivalent to such Licensed Product, or (ii) such third party product has a chemical structure that is covered by any Patent Right that Licensee has under this Agreement on any of the Future Compounds incorporated or used in such Licensed Product, or on which such Licensed Product is based, then the Royalty for such Licensed Product shall be reduced by [ ** ] in such market for as long as such third party markets or sells such third party product in such market; provided, however, that in any event under clause (ii) above, Licensee shall take or have taken action under
Section 9.4 hereof for the purpose of stopping the marketing or sale of such third party product.

            (d) Notwithstanding anything else to the contrary contained in this Agreement, [ ** ] shall be payable on sales of any Licensed Product for [ ** ] purposes. In addition, no Royalties shall be payable on any transfer of Licensed Products between any of Licensee, its sublicensees, and any sublicensee or Affiliate of any of them. Only one Royalty shall be paid for the sale of any Licensed Product.

            (e) Licensee shall use, and shall instruct its Affiliates to use, commercially reasonable efforts to collect the payments that Licensee or its Affiliates are owed for sales of Licensed Products.

      3.3 (a) Licensee shall make semi-annual written reports to UNC during the life of this Agreement (the "Summary Reports"), with each Summary Report covering one-half of Licensee's fiscal year and stating the number, description, and aggregate Net Sales of Licensed Products sold or otherwise disposed of during the reporting period and upon which any Royalty is payable as provided in
Section 3.2 hereof, and the amount of any such Royalty which is due. The first Summary Report shall include all such Licensed Products, if any, so sold or otherwise disposed of prior to the date of such report. The Summary Report for the first half of Licensee's fiscal year shall be due [ ** ] after the end of the first half, and shall contain an estimate of the information required to be set forth therein. The Summary Report for the second half of Licensee's fiscal year shall be due [ ** ] after the end of Licensee's fiscal year, and shall contain actual amounts for both the first half and the second half of such fiscal year. Each Summary Report may include any adjustments that may be necessary for any prior reporting period, including, for example, adjustments for returns or defective goods.

            (b) Until Licensee has achieved a first commercial sale of a Licensed Product, a report shall be submitted by Licensee to UNC by the due dates set forth in Section 3.3(a) above (a "Status Report") which will include a full written report describing Licensee's technical and other efforts made towards such first commercial sale for all Licensed Products then under development.


** Confidential Treatment Requested.


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      3.4 Concurrently with the making of each Summary Report provided for in
Section 3.3(a), Licensee shall pay to UNC the Royalties specified in Section 3.2 of this Agreement which are due on the Licensed Products included in such report.

      3.5 In the event of default in payment of any payment owing to the Licensors under the terms of this Agreement, and if it becomes necessary for the Licensors to undertake legal action to collect said payment, then Licensee shall reimburse the Licensors for all reasonable legal fees and costs actually incurred by the Licensors in connection therewith; provided, however, that if any matter involving any payment due or alleged to be due is submitted to arbitration in accordance with Section 28.1, then such legal fees and costs shall be allocated as the arbitration tribunal shall determine.

      3.6 (a) If Licensee sublicenses its rights with respect to the Future Compounds or the Licensed Products pursuant to Sections 2.1 and 2.2, then Licensee will pay to UNC, for the benefit of the Licensors, in lieu of any Royalty due under Section 3.2, (i) [ ** ] of all signing, milestone, and other non-royalty payments received by Licensee from each such sublicensee pursuant to its sublicense arrangement; provided, however, that if any of such payments are made for the reimbursement or funding of documented costs (excluding indirect costs and expenses) incurred by Licensee for research and clinical development of Future Compounds, then Licensee will pay to UNC, for the benefit of the Licensors, [ ** ] of all such signing, milestone, and other non-royalty payments received by Licensee from each such sublicensee pursuant to its sublicense arrangement, and (ii) [ ** ] of all royalty payments received by Licensee from each such sublicensee pursuant to its respective sublicense arrangement.

            (b) With respect to Future Compounds invented by Duke University subsequent to the Effective Date or Future Duke Licensed Products, and solely to the extent required by applicable federal laws and regulations, Licensee and UNC (on behalf of Duke University) will negotiate in good faith for the appropriate percentages of signing, milestone, other non-royalty payments, and royalty payments received by Licensee from each sublicensee of any Future Compounds invented by Duke University subsequent to the Effective Date or any Future Duke Licensed Products, consistent with the negotiation process described in Section
3.2 above and, if such negotiation process shall be unsuccessful during the time period set forth therein, then, unless Duke University submits the matter to arbitration in accordance with Section 28.1 of this Agreement, the percentages shall be the same as set forth in Section 3.6(a) above.

      3.7 (a) To the extent that Licensee uses any other proprietary technology other than that licensed to Licensee by this Agreement (except as provided below in Section 3.7(b) for Future Duke Licensed Products) to manufacture or sell a Licensed Product, the amount of the Royalty will be reduced to the extent necessary so that the sum of the total Royalties paid by Licensee to UNC on behalf of the Licensors plus the total royalties paid by Licensee to any third parties with respect to such Licensed Product will not, in the aggregate, exceed [ ** ] of the worldwide Net Sales of such Licensed Product, excluding sales to Non-Profit Entities and sales of Foundation Products, provided, however, that in no event will the amount of the Royalty owed


-------------
** Confidential Treatment Requested.

to the Licensors be less than [ ** ] of the worldwide Net Sales of such Licensed Product, excluding sales to Non-Profit Entities and sales of Foundation Products.

            (b) With respect to Future Duke Licensed Products, and solely to the extent required by applicable federal laws and regulations, Licensee and UNC will negotiate in good faith for an appropriate reduction in the Royalty due UNC under Licensee's Licenses for each such Future Duke Licensed Product consistent with the negotiation process described in Section 3.2 above and, if such negotiation process shall be unsuccessful during the time period set forth therein, then, unless Duke University submits the matter to arbitration in accordance with Section 28.1 of this Agreement, the reduction in the Royalty for such Future Duke Licensed Products shall be the same as the reduction in the Royalty on Licensed Products which are not Future Duke Licensed Products.

      3.8 UNC shall be responsible for distributing to the other Licensors any share to which they are entitled of payments made by Licensee to UNC under this Agreement.

      3.9 If in any fiscal year of Licensee during the term of this Agreement after Licensee has received approval from the appropriate regulatory authority of a New Drug Application (or its equivalent elsewhere in the Licensed Territory), the total amounts paid or payable to UNC (for the benefit of the Licensors) under Sections 3.2 and 3.7 combined are less than [ ** ], then Licensee shall pay to UNC (for the benefit of the Licensors) such amount that, when combined with the amounts paid or payable by Licensee under Sections 3.2 and 3.7, shall total [ ** ].

      3.10 To the extent that any of the Licensors shall have received payments during the first or second half of Licensee's fiscal year from Licensee pursuant to a sponsored research agreement between Licensee and any such Licensor that relates to any Licensed Product, the amount of Royalty payable to the Licensors under this Article 3 shall be reduced by [ ** ] by all of the Licensors combined pursuant to such sponsored research agreement during the relevant six (6) month period, such reduction not to exceed [ ** ] of the Royalty otherwise payable in that period. Any remaining funds received by the Licensors pursuant to such sponsored research agreement which have not yet been credited against the Royalty payable in such period shall be carried forward and applied to the Royalty payable to the Licensors in each subsequent six (6) month period, thereby reducing the Royalty actually payable by up to [ ** ] of the Royalty otherwise payable for each such period, until the entire amount received by the Licensors pursuant to the sponsored research agreement has been credited against the Royalties payable under Sections 3.2 and 3.7.

4.    Commercialization Efforts

      4.1 Licensee shall use its commercially reasonable efforts to proceed diligently with the manufacture and sale of Licensed Products and shall earnestly and diligently work to obtain regulatory approval to sell Licensed Products and to offer and continue to offer for sale such Licensed Products after obtaining such approvals, both under reasonable conditions, during the term of this Agreement.


-------------
** Confidential Treatment Requested.

      4.2 (a) Licensee shall use commercially reasonable efforts to meet a schedule of performance milestones for each lead Future Compound. The completion dates of each milestone with respect to any particular lead Future Compound shall count from the date on which such lead Future Compound is selected for clinical development by mutual agreement of Licensee and the Licensors, such agreement not to be unreasonably delayed or withheld by any party. The schedule of milestones for each lead Future Compound is as follows:

                              Milestone*                        Deadline
                                                        (Years After Selection
                                                            of Lead Compound)

            Completion of pre-clinical trials.                   [ ** ]
            Filing of IND.                                       [ ** ]
            Completion of Phase I clinical trials.               [ ** ]
            Completion of Phase II clinical trials.              [ ** ]
            Completion of Phase III clinical trials.             [ ** ]
            Filing of New Drug Application.                      [ ** ]

            * or their equivalents elsewhere in the Licensed Territory

            (b) The date of selection of the lead compound known as "DB-075" shall be the Effective Date. With respect to the lead compound known as "DB-289" the following milestones shall apply in lieu of the milestones set forth in
Section 4.2(a):

                              Milestone*                        Deadline

            Completion of Phase II clinical trials.              [ ** ]
            Completion of Phase III clinical trials.             [ ** ]
            Filing of New Drug Application.                      [ ** ]

            * or their equivalents elsewhere in the Licensed Territory

            (c) Failure to achieve any of the milestones for any lead compound shall result in [ ** ] to such lead compound to [ ** ] to such lead compound, such selection to be in the sole discretion of the Licensors, but not before the
(i) expiration of reasonable grace periods to be agreed upon by Licensee and the Licensors, such agreement not to be unreasonably delayed or withheld by any party hereto, and (ii) exhaustion of good faith efforts on the part of the parties hereto to agree on the appropriate adjustment of such milestones, taking into account the conditions and results experienced by Licensee in the performance of its duties hereunder, such agreement not to be unreasonably delayed or withheld by any party hereto.

            (d) The milestones set forth in this Section 4.2 represent Licensee's realistic estimate of the schedule it will be able to keep in the event that there are no unexpected technical


-------------
** Confidential Treatment Requested.

or clinical obstacles outside of Licensee's reasonable control and not due to Licensor's financial constraints (other than financial constraints resulting from delayed or canceled funding due from collaborators such as the Foundation). Adverse results at any stage could significantly extend the periods required to meet any or all of the milestones listed.

      4.3 If this Agreement becomes effective or terminates or expires during a calendar year, then the Minimum Royalty payable to UNC under Section 3.9 for the portion of such year during which this Agreement is in effect shall be determined by multiplying the Minimum Royalty set forth in Section 3.9 for the year in which this Agreement becomes effective, terminates or expires, by a fraction, the numerator of which shall be the number of days during such calendar year for which this Agreement is in effect and the denominator of which shall be 365.

5.    Cancellation.

      5.1 It is expressly agreed that, notwithstanding the provisions of any other Section of this Agreement, if Licensee should fail to deliver to UNC any Royalty at the time or times that the same should be due to UNC on behalf of the Licensors where there is not a dispute between Licensee and UNC or any other Licensor with respect to the amount of the Royalty which is due, or if Licensee should in any material respect violate or fail to keep or perform any material covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder, and there is not then occurring any material breach of this Agreement by any Licensor, then in such event UNC shall have the right, on behalf of the Licensors, to cancel and terminate this Agreement, and the Licenses granted by this Agreement, upon thirty (30) days prior written notice to Licensee if Licensee has failed to cure (unless such failure is due to Force Majeure) such breach within forty-five (45) days of its receipt of written notice from UNC describing such breach, or within such longer period of time as may be reasonably necessary to cure such breach if, due to Force Majeure or regulatory changes, such breach is not reasonably likely to be cured within such forty-five (45) day period. If Licensee shall commit a material breach of this Agreement as described in the first sentence of this Section 5.1 more than four
(4) times in any four (4) consecutive calendar years, then UNC shall have the right, on behalf of the Licensors, to cancel and terminate this Agreement, and the Licenses granted by this Agreement, upon sixty (60) days prior written notice to Licensee, without having to permit Licensee the opportunity to cure. If UNC does not exercise its right of termination within six (6) months of the later of (a) the date of discovery by any Licensor of the breach which triggered the loss of Licensee's right to cure under the preceding sentence, or (b) the date on which the cure for the most recent prior breach was completed, then Licensee's right to cure shall be automatically reinstated.

      5.2 Alternatively, should Licensee be in breach or default as set forth in
Section 5.1 above, and should UNC be in a position where it could rightfully terminate this Agreement in accordance with Section 5.1, then in its sole discretion after seeking the advice of the other Licensors, which advice shall be given due consideration by UNC, UNC may convert the exclusive Licenses to non-exclusive Licenses upon giving fifteen (15) days notice of such decision to Licensee.

      5.3 If Licensee should be adjudged bankrupt or enter into a composition with or assignment for the benefit of its creditors, then in such event the Licensors shall, subject to bankruptcy law and the rulings of the bankruptcy court, have the right to cancel and terminate this Agreement, and the Licenses herein provided for, upon thirty (30) days prior written notice to Licensee.

      5.4 Any sublicense agreements entered into by Licensee under this Agreement which are in effect at the time of any termination (for any reason) or expiration of this Agreement shall continue in full force and effect and shall be assigned by Licensee to the Licensors, effective as of the date of termination or expiration, as the case may be, of this Agreement.

      5.5 Any termination or cancellation under any provision of this Agreement shall not relieve Licensee of its obligation to pay (a) any Royalty or other fees (including attorney's fees pursuant to Section 3.1 hereof) due or owing at the time of such cancellation or termination, or (b) any payment due to the Licensors under Section 6.1 hereof.

      5.6 Unless terminated sooner under the provisions of this Agreement, this Agreement will continue in full force and effect until the last patent included in the Patent Rights has expired or been finally held (by a court of competent jurisdiction) to be invalid or unenforceable.

      5.7 Licensee may, at any time, terminate this Agreement upon six (6) months written notice to UNC provided that Licensee continue to perform in good faith its obligations hereunder through the termination date and cooperate with UNC to permit UNC to continue the commercialization efforts with respect to the Foundation Program.

      5.8 Within thirty (30) days of the termination of this Agreement under Sections 5.1 or 5.3, Licensee shall provide to the Licensors copies of all market clearance applications associated with regulatory approval of Licensed Products (including all data thereto) and all data related to as yet unfiled market clearance applications associated with regulatory approval of Licensed Products. The Licensors shall promptly reimburse Licensee for its reasonable costs and expenses in complying with this Section 5.8. Licensee shall grant to the Licensors a non-exclusive worldwide royalty-free right and license to use all such applications and data for all purposes.

      5.9 Upon the written request of UNC following any termination of this Agreement under Sections 5.1 or 5.3, Licensee shall return to UNC, on behalf of the Licensors, or destroy as directed by UNC, on behalf of the Licensors, all information, data, and any relevant materials provided to Licensee during the term of this Agreement which are covered by any of the Patent Rights. Licensee shall provide UNC with a written statement signed by an authorized representative of Licensee stating that the same has been so delivered or destroyed, whichever is appropriate. Notwithstanding the foregoing, Licensee shall be allowed to (a) retain one copy of such information, data and materials provided to Licensee for purposes of documenting its obligations under this Agreement, and (b) retain up to three (3) additional copies of such information, data and materials in order to enable Licensee to continue with its business operations with respect to products which are no longer covered by any Patent Rights of the Licensors.

5.10 Notwithstanding any other provision of this Agreement, if Licensee does not satisfy its obligations to continue to make payments to UNC (for the benefit of the Licensors) after the Effective Date as set forth under Section 3(d) (last sentence only, as amended) of the 1997 Agreement, then UNC may (on behalf of the Licensors) deliver to Licensee a notice stating Licensee's failure to satisfy such obligations. Licensee shall have thirty (30) days from its receipt of such notice to cure such failure. If Licensee shall fail to cure such failure within such thirty (30) day period, then UNC may (on behalf of the Licensors) deliver a notice to Licensee stating the Licensors' election to rescind this Agreement and the 1997 Agreement effective as of a date specified in such notice, such date to be no earlier than ten (10) days after the date of delivery of such election notice.

6.    Disposition of Licensed Products On Hand Upon Cancellation or
      Termination

      6.1 Upon cancellation or termination of this Agreement other than as provided in Section 5.4, Licensee shall provide UNC with a written inventory of all Licensed Products in process of manufacture, in use or in stock. Licensee shall have the privilege of disposing of the inventory of such Licensed Products within a period of one hundred and eighty (180) days of such termination upon conditions most favorable to UNC that Licensee can reasonably obtain; provided, however, that Licensee pay to UNC (for the benefit of the Licensors) a Royalty or any other payment due thereon as calculated in accordance with Article 3. Licensee will also have the right to complete performance of all contracts requiring use of either University Technology, Patent Rights (except in the case of termination pursuant to Section 5.1), Future Compounds, the Licenses, or Licensed Products within and beyond said 180-day period; provided, however, that Licensee pay to UNC (for the benefit of the Licensors) a Royalty or any other payment due thereon as calculated in accordance with Article 3. If the remaining term of any such contract exceeds one (1) year, then (a) such contract shall continue in full force and effect, (b) the Licenses granted hereunder shall remain in effect solely for the purpose of enabling Licensee to fulfill its obligations under such contract, (c) Licensee shall no longer be permitted to enter into any additional contracts requiring the use of any University Technology, Patent Rights, Future Compounds, Licenses, or Licensed Products, and
(d) Licensee shall, after such one (1) year period, forward to UNC one hundred percent (100%) of any receipts (other than reimbursement of Licensees expenses or any indemnification payments) that Licensee thereafter receives under such contract for the period after such one (1) year period. All Licensed Products which are not disposed of as provided above shall be delivered to UNC or otherwise disposed of, in UNC's sole discretion, and at Licensee's sole expense.

7. Use of the Names of the Licensors

      7.1 The use of the name of the Licensors, or any contraction thereof, in any manner in connection with the exercise of the Licenses is expressly prohibited except with prior written consent of UNC (on behalf of the Licensor whose name is requested to be used); provided, however, that no such consent shall be required for Licensee to identify the Licensors and describe its relationship and transactions with the Licensors in connection with (a) communications and filings with the Securities and Exchange Commission, the NASD, NASDAQ, the Food and Drug Administration, or other governmental or regulatory agencies or authorities, as reasonably advisable in connection with or required by such agencies or authorities, (b) the inclusion of the Descriptive Statement attached hereto as Exhibit B in any communications or other documentation relating to any financing or fund-raising by Licensee, and (c) the preparation of Licensee's financial statements. In preparing any such description, Licensee shall not make any claims or statements that any Licensor has endorsed any product or product candidate of Licensee, without the prior written consent of UNC (on behalf of such Licensor).

      7.2 Duke University may, without express prior written consent of the other parties to this Agreement, issue an announcement of the execution of this Agreement, containing only the names of the inventors of the Patent Rights and the name of Licensee and the names of the other Licensors, in the Duke Dialogue and in other internal reports and publications.

      7.3 Neither Licensee, any Affiliate or sublicensee of Licensee, nor any Licensor (each of all of the foregoing, a "Relevant Party") shall, individually or collectively, without the express, prior written consent of the appertaining Relevant Party, (a) use, unless otherwise permitted in this Agreement, in either advertising, publicity, press release, promotional activity, or other similar activity, the name or image of (i) such appertaining Relevant Party or any of its employees, officers, directors, students, or agents, or (ii) any trade-names, trademarks, trade devices, service marks, symbols or any abbreviation, contraction or simulation thereof, which is owned by such appertaining Relevant Party, or (b) make any representations, either directly or indirectly, about any product or service of any one or more Relevant Parties.

      7.4 If any Relevant Party desires to make any use or representation which is restricted pursuant to Section 7.3 above, then such Relevant Party shall request the written consent of the appertaining Relevant Party and submit to such appertaining Relevant Party a copy of the proposed use or representation. The appertaining Relevant Party shall use its commercially reasonable efforts to respond to the requesting Relevant Party within ten (10) days of its receipt of the copy of such proposed use or representation from the requesting Relevant Party.

8.    Licensors' Use

      8.1 It is expressly agreed that, notwithstanding any provisions herein, each Licensor is free to use its University Technology, Patent Rights and Licensed Products for its own research, public service, clinical, teaching and educational purposes without payment of royalties; provided, however, that no Licensor shall sell or distribute any Patent Rights or Licensed Products (or any University Technology on an exclusive basis) for commercial use or benefit, nor shall any Licensor donate any Licensed Products for use in any market in which Licensee is selling such Licensed Product or any competing Licensed Product. Furthermore, the Licensors shall be free to publish and publicly disclose at scientific meetings University Technology, as they see fit; provided, however, that if any such University Technology is not protected by any Patent Rights, then any Licensor desiring to publish or disclose such University Technology shall (a) notify Licensee in writing of its intent to so publish or disclose, providing with such notice a copy of the proposed publication or disclosure for Licensee's review, and (b) provide Licensee with a reasonable time period (for which the Licensors shall use commercially reasonable efforts to provide ninety
(90) days, but which shall not be less than forty-five (45) days in any case) to arrange for the filing, prior to any such publication or disclosure by such Licensor, of a patent application covering such University Technology as provided in Article 9.

9.    Patents and Infringements

      9.1 Each of the Licensors and Licensee shall each cooperate in good faith with each other to obtain, maintain and defend any and all of the Patent Rights. Licensee shall continue to bear the cost of filing, prosecuting, maintaining and defending all U.S. and foreign patent applications and patents included within the Patent Rights. Licensee shall reimburse all amounts due pursuant to this
Section 9.1 within thirty (30) days of its receipt of an invoice therefor from UNC. Such filings and prosecutions shall be (a) in the name or names of the Licensors employing the inventors of a particular invention, as defined under patent law, and (b) by experienced patent counsel chosen by UNC. UNC shall keep Licensee advised on a timely basis as to the prosecution of such applications and shall, shortly after the execution and delivery of this Agreement, instruct its patent counsel in writing to deliver to Licensee, on a timely basis, copies of all correspondence and other documents (including, but not limited to, Applications, Office Actions, responses, etc.) which are received by or sent by such patent counsel and which relate to any Patent Right (including, without limitation, all patents and patent applications included, or to be included, within the Patent Rights). Licensee shall have the right to advise UNC as to such prosecution, and further, shall have the right to make reasonable requests as to the conduct of such prosecution. Licensee shall have the right to directly access Licensors' patent counsel to facilitate the filing, prosecuting, maintaining and defending of all U.S. and foreign patent applications and patents included within the Patent Rights. All final decisions pertaining to the prosecution of all patents and patent applications included in the Patent Rights shall be at the sole discretion of UNC, on behalf of the Licensors. Licensee shall notify UNC at least ninety (90) days prior to any statutory deadlines for responding to office actions, filing additional applications, and similar matters, or within forty-five (45) days after receiving notice from UNC of any deadline if the statutory deadline is ninety (90) days or less after receipt of such notice from UNC, as to what steps it would like UNC to take. UNC shall, shortly after the execution and delivery of this Agreement, instruct its patent counsel in writing that in the event of any dispute between Licensee and either UNC or any other of the Licensors with respect to any patent, patent application or other Patent Right, such counsel shall deliver to Licensee, on a timely basis, upon written request from Licensee, and at Licensee's expense, a copy of any documents requested by Licensee which are relevant to the patent matter which is the subject of such dispute, excluding, however, any documents protected by the attorney-client privilege.

      9.2 As regards foreign patent applications corresponding to the U.S. patent applications described in Section 9.1 above, Licensee shall designate at least ninety (90) days prior to any statutory deadline that country or those countries, if any, in which Licensee desires such corresponding patent application(s) to be filed. Licensee shall pay all costs and legal fees associated with the preparation, filing, prosecution and maintenance of such designated foreign patent applications and such applications shall be in the name or names of the Licensors employing the inventors of a particular invention, as defined under patent law. The Licensors may elect to file corresponding patent applications in countries other than those designated by Licensee. If the Licensors elect to do so and Licensee does not agree, within thirty (30) days of receiving notice from UNC of such election by the Licensors, to pay all costs and legal fees associated with the filing of such corresponding patent applications in the non-designated countries, then the individual Licensors exercising such right shall be responsible for all costs and legal fees associated with the filing of such corresponding patent applications in such non-designated countries. In such event, Licensee shall forfeit its rights under the Licenses to the

Patent Rights associated with such corresponding patent applications in the non-designated country(ies) where the Licensors exercise their option to file such corresponding patent applications.

      9.3 If the production, sale or use of Licensed Products under this Agreement by Licensee results in any claim for patent infringement against Licensee, then Licensee shall promptly notify UNC thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, by counsel of its own choice. It is understood that any settlement of any such claim or action must be approved by each Licensor which owns any patent or patents involved in the dispute if the validity or enforceability of such patent or patents will be affected by the settlement or if such settlement includes a grant of any rights to either any Patent Rights with respect to such patent or patents or to any University Technology owned by such Licensor. Such approval shall not be unreasonably withheld or delayed. The grant of any rights to any Patent Rights or to any University Technology without providing for commercially reasonable payments from the grantee, including royalties on sales of product(s) based in whole or in part, manufactured or used in accordance with any Patent Rights or University Technology, will constitute sufficient grounds for the Licensors to withhold their approval of such settlement. The Licensors who own the patent or patents involved shall also have the right to review and provide input on any other settlement, which input shall be considered in good faith by Licensee. If any settlement or other resolution of such claim or action results in a cross-licensing arrangement between Licensee and the complaining party, then any payments received by Licensee under such arrangement shall be treated as if they were a non-royalty payment received by Licensee under a sublicense agreement, and they shall be subject to the provisions of Section 3.6. The Licensors agree to cooperate with Licensee in any reasonable manner (including, without limitation, providing evidence and witnesses (including the inventors) within their control) which may reasonably be expected to be necessary or advisable in defending against any such action or negotiating any settlement of such action. Licensee shall reimburse the Licensors for any reasonable and actual out-of-pocket expenses incurred in providing such assistance; provided, however, that reimbursement of any expense of $2,500 or more shall require the submission to Licensee of third-party invoices for such expenses.

      9.4 In the event that any Patent Rights licensed to Licensee are infringed by a third party, Licensee shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement, and Licensee shall bear all expenses for such action or proceeding and shall be entitled to the entire amount of any settlement or judgment paid by the third party; provided, however, that if any part of any settlement or judgment is stated to be compensation to Licensee for lost sales of a Licensed Product, then Licensee shall pay to UNC on behalf of the Licensors the appropriate Royalty on such part of the settlement or judgment. The Licensors agree to cooperate with Licensee in any reasonable manner which may reasonably be expected to be necessary or advisable in connection with any such action or proceeding, including, without limitation, allowing Licensee to institute and maintain the action or proceeding in the name of the Licensor(s) who owns the patent(s) which are infringed, providing evidence and witnesses (including the inventors) within its control, performing such other acts as Licensee may reasonably request, and executing, verifying, and delivering such documents as are needed or as Licensee may reasonably request. Licensee shall reimburse the Licensors for any and all commercially reasonable out-of-pocket expenses incurred in providing such assistance upon submission to Licensee of third-party invoices for such expenses.

      9.5 Notwithstanding the foregoing, and in the Licensors' sole discretion, the Licensors who own the Patent Rights that are the subject of a legal action involving the Future Compounds shall be entitled to participate in such action through counsel of their own choosing. Nothing in the foregoing sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.

      9.6 All Licensed Products (and/or their containers, labels, and/or other packaging) sold in the United States shall be marked with all applicable United States patent numbers. All Licensed Products (and/or their containers, labels, and/or other packaging) shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

10.   Waiver

      10.1 It is agreed that no waiver by any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. Any and all waivers must be expressly stated in writing signed by the party granting any such waiver.

11.   License Restrictions

      11.1 It is agreed that the rights and privileges granted to Licensee are each and all expressly conditioned upon the faithful performance on the part of the Licensee of every requirement herein contained, and that each of such conditions and requirements may be and the same are specific License restrictions.

12.   Assignments

      12.1 This Agreement is binding upon and shall inure to the benefit of the Licensors, their successors and assigns. However, this Agreement shall be personal to Licensee and it is not assignable by Licensee to any other entity without the express prior written consent of UNC, which consent shall not be withheld or delayed unreasonably; provided, however, that Licensee may, without such consent, assign this Agreement to (a) any of its Affiliates, and (b) any Person acquiring all or substantially all of Licensee's assets.

13.   Indemnity

      13.1 Licensee agrees to indemnify, hold harmless and defend the Licensors, their trustees, officers, employees, students, and agents, against any and all claims, suits, losses, damage, costs, fees, and expenses asserted by third parties, both government and private, resulting from or arising out of the exercise of the Licenses by Licensee, except to the extent that any such claim, suit, loss, damage, cost, fee, or expense is attributable to any negligence or intentional misconduct of any Licensor, any inventor, or any trustee, officer, employee, student or agent of any Licensor or any inventor.

14.   Insurance

      14.1 Licensee shall maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under Section 13.1, above. UNC shall have the right to request copies of customary policy documents which evidence such coverage, in order to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

15.   Independent Contractor Status

      15.1 No party hereto is an agent of the other for any purpose except as expressly set forth in (a) this Agreement, (b) the Patent Plan executed by the Licensors on July 26, 1994, and (c) the Inter-Institutional Agreement dated January 15, 1997, among the Licensors.

16.   Late Payments

      16.1 In the event Royalty payments or fees are not received by UNC when due, and there is not a dispute between Licensee and UNC or any other Licensor with respect to the amount of the Royalty which is due, then Licensee shall pay to UNC interest at an annual rate (the "Late Rate") equal to the prime rate (as quoted in the Wall Street Journal) plus two percent (2%) on the amount of Royalties or fees which are past due. The payment of such interest shall not foreclose the Licensors from exercising any other rights they may have under this Agreement as a consequence of the lateness of any payment.

17.   Warranties

      17.1 The Licensors make no warranties that any patent will be issued on University Technology or Future Compounds. To the best knowledge of each of the Licensors, the patents comprising the Patent Rights held by such Licensor are valid and enforceable. The Licensors further make no warranties, express or implied, as to any matter whatsoever, including, without limitation, the condition of any invention(s) or product(s), that are the subject of this Agreement; or the merchantability or fitness for a particular purpose of any such invention or product. The Licensors shall not be liable for any direct, consequential, or other damages suffered by Licensee resulting from the use of the Future Compounds or Licensed Products, except (a) to the extent that any such damage is attributable to any patent infringement, negligence or intentional misconduct of any Licensor, any inventor, or any officer, employee, student or agent of any Licensor or any inventor, and (b) to the extent that such Licensor may be held liable for such infringing, negligent or intentional act.

      17.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE LICENSORS, NOR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, STUDENTS AND/OR AFFILIATES MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY THE LICENSORS THAT THE PRACTICE BY LICENSEE, ITS AFFILIATES, AND/OR SUBLICENSEES OF THE LICENSES GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL THE LICENSORS, OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, STUDENTS AND/OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER THE LICENSORS SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

18.   Accounting and Records

      18.1 Licensee will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to the Licensors through UNC under this Agreement. Such books and records will be kept at Licensee's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times during normal business hours for inspection by a representative of UNC for the purpose of verifying Licensee's Royalty statements, or Licensee's compliance in other respects with this Agreement. The representative will be obliged to treat as confidential all relevant matters and shall, if requested by Licensee, execute an appropriate confidentiality and non-disclosure agreement.

      18.2 Such inspections shall be at the expense of the Licensors, unless a variation or error resulting in an underpayment of Royalties of at least the greater of (a) U.S. $10,000, or the equivalent in foreign currency, or (b) one point five percent (1.5%) of the total amount of Royalties due for the period during which the variation or error was in effect, is discovered in the course of any such inspection, whereupon all costs relating thereto shall be paid by Licensee.

      18.3 Licensee will promptly pay to UNC the full amount of any Royalty underpayment, together with interest thereon at the Late Rate; provided, however, that such Royalty underpayment is not subject to a dispute between Licensee and UNC or any other Licensor with respect to the amount of the Royalty which is due.

19.   Compliance with Laws

      19.1 In exercising its rights under the Licenses, Licensee shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under the Licenses. Licensee further agrees to indemnify and hold the Licensors and their respective trustees, officers, employees and agents harmless from and against any costs, expenses, attorney's fees, citations, fines, penalties and liabilities of every kind and nature which are imposed by reason of any established violation of any such laws, order, rules and/or regulations, except to the extent that any of such violation or any of such costs, expenses, attorney's fees, citations, fines, penalties or liabilities is attributable to the negligence or intentional misconduct of any Licensor, any inventor, or any trustee, officer, employee, student or agent of any Licensor or inventor.

20.   U.S. Manufacture

      20.1 The parties hereto agree that any Licensed Products sold in the United States shall be substantially manufactured in the United States.

21.   Notices

      21.1 Any payment or notice required or permitted to be given to the parties hereto shall be deemed to have been properly given if (a) delivered in person, (b) delivered by a reputable overnight delivery service which records the name of the individual accepting delivery (such as, for example, FedEx, DHL, Airborne Express, UPS, or USPS Express or Priority Mail), (c) mailed by first-class certified or registered mail, return receipt requested, or (d) delivered by successful telecopier transmission, with a hard copy of such transmission delivered in the manner specified in the preceding clauses (a), (b) or (c), in each case to the other party or parties at the appropriate address or telecopier number as set forth below or to such other addresses or telecopier numbers as may be designated by notice to each of the other parties hereto from time to time during the term of this Agreement. Notices shall be deemed received on the date on which they are actually delivered to the recipient (in the case of telecopier transmission, the date of delivery shall be the date of transmission, if transmitted prior to 5:30 P.M. in the time zone of the recipient, else the next business day after transmission).

            If to any of the Licensors, to:

                  The University of North Carolina at Chapel Hill
                  Office of Technology Development
                  CB #4105, 308 Bynum Hall
                  Chapel Hill, North Carolina  27599-4105
                  Telephone No.:  (919) 966-3929
                  Telecopier No.:  (919) 962-0646
                  Attn.:  Director

            with copies to:

                  Auburn University
                  Office of Technology Transfer
                  309 Samford Hall
                  Auburn, Alabama  36849-5176
                  Telephone No.:  (334) 844-4977
                  Telecopier No.:  (334) 844-5963
                  Attn.:  Ms. Jan Thornton
                          Director
            and to:

                  Duke University
                  Office of Science and Technology
                  454 Davison Building
                  Box 3664 DUMC
                  Durham, North Carolina 27710
                  Telephone No.: (919) 681-6412
                  Telecopier No.: (919) 684-4595
                  Attn.: Dr. Linda F. Abruzzini, Ph.D.
                         Director, Research Resources and Patent Administration

            and to:

                  Georgia State University Research Foundation, Inc. University Plaza
                  Georgia State University
                  Atlanta, Georgia  30303
                  Telephone No.:  (404) 651-2569
                  Telecopier No.:  (404) 651-2846
                  Attn.:  Mr. John D. Marshall, Jr.

            If to Licensee, to:

                  Immtech Pharmaceuticals, Inc.
                  150 Fairway Drive, Suite 150
                  Vernon Hills, Illinois  60061
                  Telephone No.:  (847) 573-0033
                  Telecopier No.:  (847) 573-8288
                  Attn.:  Mr. T. Stephen Thompson
                          President & Director

            with copies to:

                  Immtech Pharmaceuticals, Inc.
                  One North End Avenue, Suite 1111
                  New York, New York  10282
                  Telephone No.:  (212) 791-2888
                  Telecopier No.:  (212) 791-2917
                  Attn.:  Dina Grinshpun, Esq.

            and to:

                  Cadwalader, Wickersham & Taft LLP
                  One World Financial Center
                  New York, New York  10281
                  Telephone No.:  (212) 504-6000
                  Telecopier No.:  (212) 504-6666
                  Attn.:  John F. Fritts, Esq.

22.   Governing Laws

      22.1 This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina.

23.   Complete Agreement

      23.1 It is understood and agreed between the Licensors and Licensee that this Agreement constitutes the entire agreement, both written and oral, between the parties as to the licensing of the Future Compounds (and the Current Compounds, if covered under this Agreement pursuant to Section 26.1), and that all prior agreements relating to the Future Compounds (or the Current Compounds, if covered under this Agreement pursuant to Section 26.1), either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect to the extent that they apply to the Future Compounds (and/or the Current Compounds, if covered under this Agreement pursuant to Section 26.1). Notwithstanding the foregoing, the provisions of (a) Section 3(c),
Section 3(d) (last sentence only, as amended), and Section 5(b) of the 1997 Letter Agreement, (b) Section 1 of the Second Amendment, and (c) Section 2 of the Third Amendment, are all incorporated by reference into this Agreement as if fully set forth herein, except to the extent that they confer any rights, responsibilities or obligations upon Pharm-Eco.

      23.2 Notwithstanding any other provision of this Agreement, Section 6 of the 1997 Letter Agreement is incorporated by reference into this Agreement as if fully set forth herein, except to the extent that it confers any rights, responsibilities or obligations upon Pharm-Eco, subject to the following additional provisions: Should Licensee fail to execute, within ninety (90) days of the Effective Date, a Registration Rights Agreement in accordance with
Section 6 of the 1997 Letter Agreement (the "Registration Agreement"), then the Licensors shall have the option to require Licensee to repurchase a portion of the Licensee Common Stock issued to the Licensors pursuant to the 1997 Letter Agreement, with the number of shares to be repurchased to be determined by the Licensors in their sole discretion but not to exceed ten percent (10%) of the Licensee Common Stock issued to the Licensors pursuant to the 1997 Letter Agreement. The Licensors shall be entitled to exercise such option at any time up until Licensee executes the Registration Agreement, and the repurchase price paid by Licensee shall be an average of the published NASDAQ daily trading price for the Licensee Common Stock over the ten trading days preceding the date on which the Licensors deliver to Licensee written notice of their exercise of the option.

      23.3 Notwithstanding any other provision of this Agreement, the Clinical Research Subcontract (and all of its exhibits) is incorporated by reference into this Agreement as if fully set forth herein.

24.   Severability

      24.1 In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

25.   Rights to Appoint Representatives

      25.1 UNC is entitled, during the term of this Agreement, to designate (by written notice to Licensee) one appropriate person as a non-voting observer (the "Observer") of all meetings and other proceedings of Licensee's Board of Directors. Licensee will provide to the Observer notice of all meetings of the Board of Directors and a copy of all materials circulated among Licensee's directors. The Observer and UNC shall be required, if requested by Licensee, to execute an appropriate confidentiality and non-disclosure agreement covering confidential information of Licensee; provided, however, that any such confidentiality and non-disclosure agreement shall allow the Observer and UNC to disclose such information to the other Licensors if such other Licensors first agree in writing (and deliver such writing to Licensee) to become a party to such agreement and to be bound by all of the terms and provisions of such agreement as if they were an original party thereto.

26.   Applicability to Current Compounds

      26.1 This Agreement and the Licenses shall be applicable to Current Compounds, in addition to Future Compounds, upon the execution and delivery of this Agreement. The parties hereto acknowledge the fact that that certain License Agreement dated August 25, 1993, between UNC and Pharm-Eco (the "Pharm-Eco License Agreement"), has previously been assigned, in its entirety, to Licensee by Pharm-Eco. Upon the execution and delivery of this Agreement, (a) each occurrence of the words "Future Compounds" (excluding the definition of Future Compounds) shall be deemed to read as "Future Compounds and/or Current Compounds" unless the context clearly indicates otherwise, (b) the definition of "Patent Rights" set forth in this Agreement shall also include everything contained within the definition of "Patent Rights" set forth in the Pharm-Eco License Agreement, (c) the definition of "University Technology" set forth in this Agreement shall also include everything contained within the definition of "University Technology" set forth in the Pharm-Eco License Agreement, (d) this Agreement shall supercede and serve in lieu of the Pharm-Eco License Agreement with respect to all Current Compounds, and (e) the Pharm-Eco License Agreement shall be hereby terminated in all respects and shall no longer be of any effect whatsoever, and neither party thereto shall have thereunder any obligations of any kind to the other.

27.   Confidentiality and Non-Disclosure of Information

      27.1 Each of the Licensors, on the one hand, and Licensee, on the other hand, agrees to accept and maintain the other's information, data, know-how, samples and other disclosures hereunder or in connection with activities related to this Agreement (collectively, "Information") on a confidential basis for a period of five (5) years from the date of each such disclosure. The obligations of this Article 27 shall survive and continue for three (3) years after the expiration or any termination of this Agreement. Specifically excluded from such confidential treatment shall be Information which: (a) at the time of disclosure to the receiving party, was already published, known publicly, or otherwise in the public domain; (b) after disclosure to the receiving party, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault or breach of the receiving party or any of its Affiliates; (c) the receiving party can establish was in its possession prior to the time of disclosure to it; or (d) after disclosure by the disclosing party, is made available to the receiving party in good faith by a third party having no obligation of confidentiality to the disclosing party. UNC shall be permitted to disclose Information to the Foundation as necessary to comply with the terms of the Foundation Program, however, to the extent required by federal securities laws or other federal or state law, UNC shall not disclose material non-public information prior to receiving Immtech consent.

28.   Arbitration

      28.1 If there shall arise in the future any dispute between any of the parties hereto arising out of or relating to this Agreement, such as is contemplated by Section 3.6(b) with respect to Future Duke Licensed Products, or to any aspect of the Licenses granted by this Agreement, the parties hereto agree that if the parties to such dispute agree at such future time to submit such dispute to arbitration, then such arbitration shall be a confidential and binding arbitration before a tribunal under the Commercial Arbitration Rules of the American Arbitration Association, and shall be held at a site mutually agreeable to the parties to the arbitration. If the parties are unable to agree upon a site, then the site shall be selected by the arbitration tribunal. The arbitration tribunal shall consist of three (3) arbitrators. The party requesting arbitration shall name an arbitrator selected by it in its request for arbitration. The responding party shall name an arbitrator selected by it in its answer or response to such request for arbitration. The two arbitrators so named shall jointly select a third arbitrator, who shall be the chairman of the tribunal and who shall have no prior or then existing relationship or business arrangements or financial dealings with, or interests in, either of Licensee, UNC or any other Licensor. The decision of the arbitration tribunal shall be final, and judgment upon the award rendered by the arbitration tribunal may be entered in any competent court having jurisdiction thereof for judicial acceptance of such award and an order of enforcement. Each party hereto hereby submits itself to the courts of the place of arbitration, but only for the entry of judgment with respect to the decision of the arbitration tribunal. The parties hereto agree that the arbitration tribunal may, in its sole discretion, award reasonable costs and attorney's fees to the prevailing party, and may, in its sole discretion, assess the costs of the arbitration against the non-prevailing party.

29.   Survival of Terms

      29.1 The provisions of Articles 6, 7, 9.3, 9.4, 9.5, 13, 14, 16, 17, 18,
19, 21, 22, 27, and 28 shall survive the expiration or termination of this Agreement until the expiration of the appropriate statute of limitations for such Article, except that Article 6 shall survive until eighteen (18) months after the expiration or termination of the last contract requiring use of either University Technology, Patent Rights, Licensed Products, Future Compounds, or the Licenses.

30.   Telecopier Execution and Delivery

      30.1 A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile, telecopy or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy, or other reproduction hereof.

31.   Counterparts

      31.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument. 32. General Representations and Warranties

      32.1 Each party hereto represents and warrants to the other parties hereto that (a) the execution and delivery of this Agreement has been duly authorized and all actions necessary for the due execution and delivery of this Agreement have been taken, in each case to the extent necessary to make this Agreement valid and enforceable, and (b) this Agreement constitutes the legal, valid and binding obligation of such party, and is enforceable against it in accordance with its terms, and (c) the person signing this Agreement on behalf of such party has the authority to do so on behalf of such party.

33.   Headings

      33.1 The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

    (Remainder of Page Intentionally Left Blank - Signature Page Follows)

      IN WITNESS WHEREOF, the Licensors and Licensee have each executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, as of the day and year first above written.


THE UNIVERSITY OF NORTH CAROLINA            IMMTECH PHARMACEUTICALS, INC.
   AT CHAPEL HILL


By:/s/ Tony G. Waldrop                      By:/s/ Eric L. Sorkin
   ----------------------------------          ---------------------------------
   Tony G. Waldrop                             Eric L. Sorkin
   Vice Chancellor for Research and            Chief Executive Officer
       Graduate Studies


GEORGIA STATE UNIVERSITY                    AUBURN UNIVERSITY
RESEARCH FOUNDATION, INC.


By:/s/ Charles Louis                        By:/s/ Michael Moriarty
   ---------------------------------           ---------------------------------
   Charles Louis                               Michael Moriarty
   Chairman                                    Associate Provost and Vice
                                               President for Research


DUKE UNIVERSITY


By:/s/ Robert L. Taber
   ------------------------------------
   Robert L. Taber
   Vice Chancellor